UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 OR 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): March 16, 2010

Evolution Resources, Inc.
(Exact name of registrant as specified in its charter)

Nevada	333-140306	20-2356853
(State or other jurisdiction	(Commission File Number)	(IRS Employer Identification No.)
of incorporation)

143 Yazoo Ave, Clarksdale, MS	662-655-1077	38614
(Address of principal executive offices)	Registrant’s telephone number, including area code:	(Zip Code)

Not Applicable
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 4.02(a). Non-Reliance on Previously Issued Financial Statements or a Related Audit Report or Completed Interim Review.

On March 4, 2010, senior management of Evolution Resources, Inc. (“we” or the “Company”) concluded that the Company’s consolidated financial statements for the period ended October 31, 2009 contained in the Company’s Annual Report on Form 10-K as filed with the Securities and Exchange Commission (“SEC”) on November 27, 2009, should be restated to correct errors related to the issues set forth below.

Accounting for derivative transactions where stock warrants were canceled in exchange for issuance of common stock.  Initially we recorded the cancellation of warrants and issuance of stock as a “gain on cancellation of stock warrants”, however after receipt of a SEC staff comment letter and our own review of the accounting treatment surrounding this cancellation, we concluded that our initial accounting treatment was incorrect.  We have subsequently modified the accounting treatment surrounding the cancellation of stock warrants as an addition to APIC for the period ending October 31, 2009 in the amount of $1,403,273 in accordance with EITF 06-07 which outlines the treatment of a previously bifurcated conversion option when the conversion option no longer meets the bifurcation criteria.

An incorrect initial income tax provision calculation coupled with the change in accounting treatment for the cancellation of stock warrants in connection with the Liquafaction acquisition.  The income tax provision was originally calculated at $1,335,322, but in accordance with ASC 740-10, we re-calculated an income tax provision of $1,792,934.

Expected impact of the Restatement

Set forth below is the anticipated impact of the restatement on our previously issued consolidated financial statements for the period ended October 31, 2009:

•	Total expenses for the period ended October 31, 2009 is expected to increase approximately $1,403,273, or 50% from $2,776,630 to $4,179,903 from the previously reported total expenses for the period.

•
Loss from continuing operations for the period ended October 31, 2009 is expected to increase approximately $1,403,273 or 38% from $3,670,249 to $5,073,522 from the previously reported loss from continuing operations for the period.

•
Income tax provision for the period ended October 31, 2009 is expected to increase approximately $457,612, or 34% from $1,335,322 to $1,792,934 from the previously reported income tax provision for the period.

•	Net income for the period ended October 31, 2009 is expected to decrease approximately $1,860,885, or 35% from $5,341,286 to $3,480,401 from the previously reported net income for the period.

•
Net income per common share for the period ended October 31, 2009 is expected to decrease approximately $.10, or 33% from $.30 to $.20 from the previously reported net income per common share for the period.

•
Deferred income tax liability for the period ended October 31, 2009 is expected to decrease approximately $457,612, or 34% from $1,335,322 to $1,792,934 from the previously reported deferred income tax liability for the period.

•	Total liabilities for the period ended October 31, 2009 is expected to increase $457,612, or 5% from $9,910,049 to $10,367,661 from the previously reported total liabilities for the period.

•
Additional paid in capital for the period ended October 31, 2009 is expected to increase approximately $1,403,273, or 71% from $1,982,750 to $3,386,023 from the previously reported additional paid in capital for the period.

•
Total shareholders’ equity for the period ended October 31, 2009 is expected to decrease $457,612, or 6% from $7,395,590 to $6,937,978 from the previously reported total shareholders’ equity for the period.

•
Net cash flows used in operating activities for the period ended October 31, 2009 is expected to decrease approximately $10,934,825 or 97% from $11,311,470 to $376,645 from the previously reported net cash flows used in operating activities for the period. This decrease is mostly the result of a re-classification of the gain, net of any cash expended on acquisition of Liquafaction to reconcile net cash flows from operating activities.

•
Net cash flows used in investing activities for the period ended October 31, 2009 is expected to decrease approximately $10,482,842, or 89% from $11,750,130 to $62,015 from the previously reported net cash flows used in investing activities for the period.  This decrease is the result of a re-classification of the gain, net of any cash expended on acquisition of Liquafaction to reconcile net cash flows from operating activities.

These restatements are expected to address all outstanding issues raised in the comment letter dated January 7, 2010 that the Company received from the Division of Corporation Finance of the SEC.

Neither we nor our Board of Directors have discussed the non-reliance on the previously issued financial statements for the period ended October 31, 2009 with our independent accountant.

Certain statements contained in this Form 8-K include statements that are “forward-looking statements,” including statements regarding the anticipated adjustments to the Company’s prior period financial statements. There are risks that the Company faces that could cause actual results to be materially different from those that may be set forth in forward-looking statements made by the Company. There also may be additional risks that the Company does not presently know or that it currently believes are immaterial which could also impair its business and results of operations. You are cautioned not to place undue reliance on these forward-looking statements, which speak only as of their dates. The Company undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise. Additional information regarding factors that could materially affect results and the accuracy of the forward-looking statements contained herein may be found in the Company’s Annual Report on Form 10-K for the period ended October 31, 2009.

SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Evolution Resources, Inc.
(Registrant)

March 17, 2010	/s/ Christopher P. Chambers
Christopher P. Chambers
Executive Vice President & Chief Accounting Officer